Exhibit 99.1
News Bulletin

2200 West Parkway Boulevard	For Further Information:
Salt Lake City, Utah 84119-2331	Richard Putnam
www.franklincovey.com	Investor Relations
(801) 817-1776

FRANKLINCOVEY ANNOUNCES
●  TENTH CONSECUTIVE QUARTER OF SIGNIFICANT OPERATING IMPROVEMENTS
●  SECOND CONSECUTIVE QUARTER OF POSITIVE NET INCOME
●  SECOND QUARTER FISCAL 2005 RESULTS

Salt Lake City, Utah - April 12, 2005 - FranklinCovey (NYSE: FC) reported net income before preferred stock dividends for the fiscal 2005 second quarter of $7.1 million, a $6.9 million improvement compared to $0.2 million in net income for the second quarter of fiscal 2004. The Company reported earnings of $0.19 per share (basic and diluted) after accounting for preferred stock dividends for the quarter ended February 26, 2005 compared to a $0.10 loss per share after accounting for preferred stock dividends for the second quarter of fiscal 2004. The Company also reported its tenth consecutive quarter of significant improvement in its operating results with a $6.9 million increase in operating income to $7.9 million for its second quarter ended February 26, 2005, compared to operating income of $1.0 million for the comparable quarter of the prior year. The Company’s year-over-year financial results during the quarter were influenced primarily by the following: (1) a $3.8 million increase in sales (5% growth rate), with a 400 basis point gross margin improvement (60.7% compared to 56.7% for the same quarter last year) resulting in a net $5.4 million year-over-year increase in gross profit with gross margin improvement accounting for $3.1 million of the increase, (2) a $0.6 million decrease in selling, general and administrative (SG&A) costs including store closures and recapitalization expense, and (3) a $0.9 million decline in depreciation and amortization expense.

For the first two quarters of fiscal 2005, the Company reported a $11.6 million improvement in net income, with $8.6 million of earnings before preferred stock dividends ($0.16 earnings per share after preferred stock dividends) compared to a loss of $2.9 million before preferred stock dividends ($0.37 per common share loss after preferred stock dividends) for the first two quarters of fiscal 2004. The Company reported a $11.4 million improvement in operating results with operating income of $10.2 million compared to an operating loss of $1.2 million for the first two quarters of last year. The Company provided the following details underlying the continued improvement of operating and net results during the second quarter and first two quarters of fiscal 2005.

Revenues: Total sales for the second quarter of fiscal 2005 increased $3.8 million compared to last year’s second quarter. Organizational Solutions Business Unit (OSBU) sales grew $6.6 million or 26% for the second quarter of fiscal 2005 to $32.0 million compared to $25.5 million for the same quarter last year. The Company’s efforts to grow its domestic and international organizational training and consulting solutions over the past several quarters has led to three consecutive quarters of growth in OSBU sales. These growth initiatives have contributed to sales growth in both international and domestic revenues.

Sales from the Consumer and Small Business Unit (CSBU) for the quarter ended February 26, 2005, declined $2.7 million to $50.5 million compared to $53.2 million for the same quarter last year. Retail store sales accounted for $4.6 million of the CSBU revenue decline and were $28.1 million during the quarter compared to $32.7 million (5.4% comparable store sales decline) for the same quarter the prior year. There were 23 fewer domestic stores open during the quarter compared to the second quarter last year; these stores accounted for $3.0 million of sales in the second quarter of fiscal 2004. The retail store sales decline was primarily attributed to the smaller number of stores open in the quarter and to a 41% decline in PDA’s and related products sold during the quarter this year compared to the same quarter last year. Consumer Direct sales sales grew 3% to $16.8 million compared to $16.3 million for the same quarter of last year. Sales of products through the wholesale channel to office superstores, increased 34% to $4.9 million compared to $3.7 million for the same quarter last year.

Selling, general and administrative expenses: SG&A costs decreased slightly by $0.6 million during the quarter, including additional costs associated with the recapitalization plan approved by shareholders, costs associated with changes in the CEO’s compensation, costs associated with store closures and increased commission costs associated with increased training sales. SG&A as a percentage of sales declined as sales grew and efforts to trim expenses continued. Store closing costs are included in SG&A expense and have a one-time impact in the current period, but decrease costs going forward. The Company had 23 fewer stores open at the end of the quarter compared to the same period last year. The Company anticipates that it will close additional stores as future analysis demonstrates that operating performance may be improved through further retail store closures.

Depreciation and amortization: Depreciation and amortization expenses continued to decline during the second quarter of fiscal 2005, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $0.9 million in these expenses during the second quarter and $2.3 million during the first two quarters of fiscal 2005, compared to the respective periods of the prior year.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 120 retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize and grow revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2004 10-K report and subsequent 8-K and 10-Q reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.

CONDENSED CONSOLICATED INCOME STATEMENT
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	February 26, 2005	February 28, 2004	February 26, 2005	February 28 2004,
	(unaudited)		(unaudited)

Sales	$82,523	$78,715	$151,627	$153,746
Cost of sales	32,458	34,090	60,403	66,595
Gross margin	50,065	44,625	91,224	87,151

Selling, general and administrative	38,787	39,410	74,440	79,426
Depreciation	2,320	3,222	4,498	6,813
Amortization	1,043	1,043	2,087	2,087
Operating income (loss)	7,915	950	10,199	(1,175)

Interest income	165	141	282	227
Interest expense	(29)	(56)	(66)	(167)
Income (loss) before provision for taxes	8,051	1,035	10,415	(1,115)

Provision for income taxes	965	803	1,803	1,833
Net income (loss)	7,086	232	8,612	(2,948)

Preferred stock dividends	(2,184)	(2,184)	(4,368)	(4,368)
Net income (loss) attributable to common shareholders	$4,902	$(1,952)	$4,244	$(7,316)

Net income (loss) attributable to common shareholders per share	$0.19	$(0.10)	$0.16	$(0.37)

Sales Detail:
Retail Stores	$28,055	$32,668	$46,443	$55,336
Consumer Direct	16,765	16,265	33,901	34,477
Wholsale	4,897	3,663	8,480	10,126
Other	765	634	1,750	1,222
Total Consumer and Small Business Unit	50,482	53,230	90,574	101,161

Organizations Solutions Group	17,784	13,110	32,912	27,058
International	14,257	12,375	28,141	25,527
Total Organizational Solutions Business Unit	32,041	25,485	61,053	52,585

Total	$82,523	$78,715	$151,627	$153,746